EXHIBIT 1.1
UNDERWRITING AGREEMENT
December 7, 2009
U.S. Bancorp
USB Capital XIII
800 Nicollet Mall
Minneapolis, MN 55402
Ladies and Gentlemen:
     We (the “Representatives”) understand that USB Capital XIII, a statutory trust formed under the laws of the State of Delaware (the “Trust”), and U.S. Bancorp, a Delaware corporation, as sponsor of the Trust and as guarantor (the “Guarantor”), propose that the Trust issue and sell to the several underwriters named in Schedule I (the “Underwriters”) 500,000 6.625% Trust Preferred Securities (liquidation amount $1,000 per Trust Preferred Security) with an aggregate liquidation amount of $500,000,000 (the “Offered Securities”) representing preferred beneficial interests in the Trust. The Offered Securities are fully and unconditionally guaranteed by U.S. Bancorp. The Guarantor will be the owner of all of the beneficial ownership interests represented by the common securities (aggregate liquidation amount $1,000,000) issued by the Trust (the “Common Securities”). Proceeds from the sale of the Offered Securities to the Underwriters and from the concurrent sale of the Common Securities to the Guarantor will be used to purchase 6.625% junior subordinated debentures due December 15, 2039 of the Guarantor (the “Junior Subordinated Debentures”). The Junior Subordinated Debentures will be issued by the Guarantor pursuant to a Junior Subordinated Indenture, dated as of April 28, 2005, as amended and supplemented through the Closing Date (as defined below), (the “Indenture”) between the Guarantor and Wilmington Trust Company, as successor trustee to Delaware Trust Company, National Association (the “Debenture Trustee”).
     The Guarantor will, through the Indenture, the Junior Subordinated Debentures, the Amended and Restated Trust Agreement, by and among U.S. Bancorp, as Sponsor, Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee and the Administrative Trustees named therein, as amended and supplemented (the “Trust Agreement”), the Guarantee Agreement (the “Guarantee”) between the Guarantor and Wilmington Trust Company, as trustee (the “Guarantee Trustee”), taken together, fully, irrevocably and unconditionally guarantee on a subordinated basis all of the Trust’s obligations under the Offered Securities.
     Subject to the terms and conditions set forth herein and incorporated by reference herein, the Guarantor and the Trust hereby agree that the Guarantor shall sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase the number of the Offered Securities set forth opposite the name of such Underwriter at a purchase price of $987.62 per Offered Security, plus accrued distributions, if any (the “Purchase Price”). The respective number of Offered Securities to be purchased by each of the Underwriters at the foregoing price shall be that proportion of Offered Securities which the number of Offered Securities to be purchased by such Underwriter as set forth on Schedule I bears to the aggregate number of Offered Securities (rounded as the Representatives may determine to the nearest 10 Offered Securities).
     The Offered Securities shall have the terms that are further described in the Statutory Prospectus and the term sheet specified in Schedule II hereto.
     Except as otherwise provided herein, all the provisions contained in the document entitled “U.S. Bancorp Underwriting Agreement Standard Provisions (Capital Securities) (December 7, 2009)” (the “Standard Underwriting Agreement”) are herein incorporated by reference in their entirety and shall be deemed to be a part of this Underwriting Agreement to the same extent as if such provisions had been set forth in full herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Standard Underwriting Agreement.
     For the purposes of this Underwriting Agreement only, the “Applicable Time” is 3:20 p.m. (Eastern time) on the date of this Underwriting Agreement.
     For purposes of this Underwriting Agreement only, the term “Underwriters’ Counsel” as used in the Standard Underwriting Agreement shall mean Shearman & Sterling LLP.
     For purposes of this Underwriting Agreement only, the term “Special Tax Counsel” as used in the Standard Underwriting Agreement shall mean Squire, Sanders & Dempsey L.L.P.
     For purposes of this Underwriting Agreement only, Article (V)(g) of the Standard Underwriting Agreement shall be deleted in its entirety and replaced with the following:
          “(g) The Representatives shall receive a letter dated the date of the applicable Underwriting Agreement, in form and substance satisfactory to the Representatives, from Ernst & Young LLP, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement and the General Disclosure Package.”
     For purposes of this Underwriting Agreement only, Article (V)(m) of the Standard Underwriting Agreement shall be deleted in its entirety.
     For purposes of this Underwriting Agreement only, Article (VI)(h) of the Standard Underwriting Agreement shall be deleted in its entirety and replaced with the following:
          “(h) During the period of 15 days from the date of the Underwriting Agreement, the Guarantor and Trust will not offer, sell, contract to sell or otherwise dispose of any Offered Securities, any other beneficial interest in the assets of the Trust, or any other securities of the Trust or any other similar trust which are substantially similar to the Offered Securities, including any guarantee of such securities, or any junior subordinated debentures of

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the Guarantor issued to the Trust or other similar trust, or any securities convertible into or exchangeable for or representing the right to receive Offered Securities, or any such substantially similar securities of the Trust or any other similar trust, or any other junior subordinated debentures of the Guarantor issued to the Trust or other similar trust, without the prior written consent of the Representatives.”
     For purposes of this Underwriting Agreement only, Article (VI)(k) of the Standard Underwriting Agreement shall be deleted in its entirety.
     Certificates for the Offered Securities purchased by each Underwriter shall be delivered by or on behalf of the Guarantor to the Representatives for the account of such Underwriter, against payment by such Underwriter or on its behalf of the Purchase Price therefor in federal (same day) funds, on the “Closing Date,” which shall be 10:00 AM (New York City time) on December 10, 2009 at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place and time as the Representatives, the Guarantor and the Trust may agree upon in writing.
     This document may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same document.

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     Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to us.

MORGAN STANLEY & CO. INCORPORATED CREDIT SUISSE SECURITIES (USA) LLC U.S. BANCORP INVESTMENTS, INC.

Acting severally on behalf of themselves and as representatives of the several Underwriters named in Schedule I annexed hereto.

By:	MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Yurij Slyz
	Name:	Yuriz Slyz
	Title:	Vice President

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Sharon Harrison
	Name:	Sharon Harrison
	Title:	Director

U.S. BANCORP INVESTMENTS, INC.

By:	/s/ Jeremy Swinson
	Name:	Jeremy Swinson
	Title:	Director

Accepted by:
U.S. BANCORP, as Guarantor
By:	/s/ Kenneth D. Nelson
	Name:	Kenneth D. Nelson
	Title:	Executive Vice President and Treasurer

USB CAPITAL XIII
By:	U.S. Bancorp, as Sponsor

By:	/s/ Kenneth D. Nelson
	Name:	Kenneth D. Nelson
	Title:	Executive Vice President and Treasurer

SCHEDULE I

Underwriters’ Commitment
to Purchase Offered Securities
Morgan Stanley & Co. Incorporated	225,000
Credit Suisse Securities (USA) LLC	137,500
U.S. Bancorp Investments, Inc.	137,500

Total	500,000

Sch. I-1

SCHEDULE II
Materials other than the Statutory Prospectus that comprise the General Disclosure Package: Term Sheet, dated December 7, 2009.

Sch. II-1